EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Simtrol, Inc. on Form S-8 of our report which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated April 16, 2007, with respect to our audits of the consolidated financial statements of Simtrol, Inc. and Subsidiaries as of December 31, 2006 and for the years ended December 31, 2006 and 2005, appearing in the Annual Report on Form 10-KSB of Simtrol, Inc. for the year ended December 31, 2006.

/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP
New York, New York
January 25, 2008